FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207361-02

From: Smith, Garrett (VSCA 5)
Sent: Friday, May 13, 2016 1:31 PM
To:
Subject: CSAIL #8 loan

Please see below…

loan #8

low DSCR, what amount of cash flow is coming on line (like Qdoba Mex Grill) that is not in the underwriting?

RESPONSE:

-Qdoba (executed lease) will add $123,000 of income ($108,000 of rent plus $15,000 of contractual year 1 recoveries)

-Rochester Martial Arts (executed lease) will add $43,743 of income ($34,240 of rent plus estimated $9,503 of recoveries)

Actual NCF DSCR after reflecting the 2 leases above (which, again, are fully signed/executed) becomes 1.32x

-Payless (lease in negotiation) would add $169,106 of income ($132,368 of rent plus estimated $36,738 of recoveries)

Actual NCF DSCR after reflecting all 3 leases becomes 1.38x

**as a point of reference, it’s worth considering that there is embedded upside in the two largest tenants (Value Furniture and Toys R Us) which are WAY below market (Value City is $3 PSF vs. $10 market and Toys R Us is $6.30 PSF vs. $10 PSF)

While these tenants have a lot of term left, if they were UW at market it would add a combined $522,945 in rental income.

Actual NCF DSCR if these tenants were UW at market becomes 1.57x

 ===============================================================================

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC

(SEC FILE NO. 333-207361) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU

INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER

DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE

ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE

SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE

PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.

==============================================================================
Please access the attached hyperlink for an important electronic communications disclaimer: http://www.credit-suisse.com/legal/en/disclaimer_email_ib.html

==============================================================================